Exhibit 99.1

VIASPACE REPORTS SECOND-QUARTER 2009 FINANCIAL RESULTS

Higher Revenues, Expense Reductions; Smaller Losses
Renewable Energy Business Advances

PASADENA, CA—August 17, 2009—VIASPACE Inc. (OTCBB: VSPC), a clean energy company providing products and technology for renewable and alternative energy, announced financial results for the second quarter ended June 30, 2009.

Revenues for the quarter were $1.47 million, including $1.28 million from the late-2008 strategic acquisition of Inter-Pacific Arts, Inc. (IPA) and $190,000 primarily from military contracts for monitoring and detection systems. Gross profit for the quarter was $613,000, including $581,000 related to IPA. Both revenue and gross profit were much larger than for second-quarter 2008, when revenues were $12,000 and gross profit was $10,000.

Operating expenses for the quarter declined to $1.2 million, compared to $1.9 million in second-quarter 2008, due to lower research and development expense and lower selling, general and administrative expense. Stock-based compensation and stock option expense for the quarter was $980,000, compared to $1.32 million in second-quarter 2008.

Operating loss for the quarter declined significantly to $614,000, compared to an operating loss of $1.9 million in second-quarter 2008.

For the quarter, other income, net, including noncontrolling interests in consolidated subsidiaries and income tax expense, was $59,000, compared to other expense, net, of $30,000 in second-quarter 2008. Included in other income for 2009 was a gain related to the sale of the Company’s humidity sensor business line during the quarter. Included in other expense for 2008 was discontinued operations related to the humidity sensor business sale and the security business unit sale.

Net loss for the quarter was $555,000, or $(0.00) per share, compared to a net loss of $1.9 million, or $(0.00) per share for second-quarter 2008.

Consolidated cash and cash equivalents were $1.6 million on June 30, 2009.

VIASPACE Chief Executive Dr. Carl Kukkonen commented: “Second-quarter growth reflects continuing revenue contributions from IPA and higher revenues from Ionfinity’s government contracts, which are ongoing. Other business activities, such as fuel-cell cartridge development with Samsung through our direct methanol fuel cell subsidiary, are also ongoing and expected to contribute to year-over-year growth in 2009.

“Our focus remains on expanding our footprint in renewable energy through our subsidiary, VIASPACE Green Energy. Our strategy is to generate higher revenues, maintain lower research and development costs and other expenses, and utilize operating cash flows to internally finance our renewable energy operations; primarily to develop substantial acreage of Giant King Grass to meet anticipated large demand for low carbon, non-food, renewable sources to supply electric power utilities and producers of liquid biofuels known as grassoline.”

During the quarter, cash from operations was used for work related to existing planted acreage, land development for increasing Giant King Grass production, and pursuing supply contracts with potential customers, including electric power suppliers, biofuels manufacturers, and other large-scale customers for Giant King Grass.

Kukkonen continued: “A recent independent analysis confirmed that Giant King Grass is an excellent source of renewable, low-carbon energy. Its fast-growing and high yield-per-acre characteristics make it a desirable economic alternative to switchgrass and other grasses and plant crops currently being used or considered for non-petroleum energy. In fact, we are beginning to see active interest in our Giant King Grass from a number of energy providers seeking to either increase their use of renewable sources and reduce dependence on petroleum, or add energy production capacity that is entirely based on renewable sources.”

“As in first and second quarters this year, we expect financial results in future periods to continue improving over last year, Kukkonen added. “Based on numerous meetings with potential customers, we believe that progress with our renewable energy strategy will become more visible this year and set the foundation for substantial business and revenue growth in 2010.”

About VIASPACE Inc.: VIASPACE is an alternative energy company providing products and technology for renewable and clean energy that reduce or eliminate dependence on fossil and high-risk-pollutant energy sources. The Company provides raw material for cellulosic biofuels and develops and markets fuel cell cartridges, products and technology. VIASPACE subsidiary Direct Methanol Fuel Cell Corporation owns a portfolio of fuel cell patents licensed from Pasadena-based California Institute of Technology (Caltech), which manages NASA’s Jet Propulsion Laboratory, where the direct methanol fuel cell was invented. For more information, please see www.VIASPACE.com or contact Dr. Jan Vandersande, Director of Communications, at 800-517-8050 or IR@VIASPACE.com.

Safe Harbor Statement: Information in this news release and include forward-looking statements. These forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include, without limitation, risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K for the year ended December 31, 2008, as well as general economic and business conditions; the ability to acquire and develop specific products and technologies; changes in consumer and business demand for the Company’s products; competition from larger companies; changes in demand for alternative and clean energy; risks associated with international transactions; risks related to technological change; and other factors over which VIASPACE has little or no control.

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